Promissory Note                                               September 21, 1998

$20,000.00                                                      Orlando, Florida


         FOR VALUE RECEIVED, the undersigned, (jointly and severally, if more than one) promises to pay to COPYTEC PARTNERSHIP, or order, in the manner hereinafter specified, the principal sum of ($20,000.00) Twenty Thousand and 00/100 Dollars with interest from date at the rate of 7% per annum on the balance from time to time remaining unpaid. The said principal and interest shall be payable in lawful money of the United States of America at 225 S. Westmonte Dr. Altamonte Springs, Florida or at such place as may hereafter be designated by written notice from the holder to the maker hereof, on the date and in the manner following: Principal, together with accrued interest, shall be due as excess cash flow exists above and beyond the corporate needs of International Solubles Corporation, but under no circumstances later than September 21, 2001.



         If default be made in the payment of any of the sums or interest mentioned herein or in said mortgage, or in the performance of any of the agreements contained herein, then the entire principal sum and accrued interest shall at the option of the holder hereof become at once due and collectible without notice, time being of the essence, and said principal sum and accrued interest shall both bear interest from such time until paid at the highest rate allowable under the laws of the State of Florida. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

         Each person liable hereon whether maker or endorser, hereby waives presentment, protest, notice, notice of protest and notice of dishonor and agrees to pay all costs, including a reasonable attorney's fee, whether suit be brought or not, if, after maturity of this note or default hereunder, or under said mortgage, counsel shall be employed to collect this note.

         Whenever used herein the terms "holder, "maker" and "payee" shall be construed in the singular or plural as the context may require or admit.


                                            International Solubles Corporation


                                            By: /S/L. Henry Sarmiento, President
                                            L. Henry Sarmiento, President



                                       70